U.S.A.
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

Ballard Power Systems Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-53543	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9000 Glenlyon Parkway, Burnaby, British Columbia, Canada		V5J 5J8
(Address of principal executive offices)		(Zip Code)

Ralph Robinett (604)-454 -0900
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.
☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ___________________.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of Ballard Power Systems Inc.’s Conflict Minerals Report for the reporting period January 1, 2025 to December 31, 2025 is provided as Exhibit 1.01 hereto and is publicly available at http://www.ballard.com/about-ballard/suppliers.

Item 1.02 Exhibits

As specified in Item 1.01 of this Form SD, Ballard is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 - Exhibits

Item 3.01. Exhibits

The following exhibit is filed as part of this report.

Exhibit Number	Description

1.01	Conflicts Mineral Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Ballard Power Systems Inc.
(registrant)

Date: May 28, 2026	By:	/s/ Ralph Robinett
	Name:	Ralph Robinett
	Title:	Senior Vice President & Chief Operating Officer